(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

PAR Technology Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

REVOCABLE PROXY

PAR TECHNOLOGY CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
June 16, 2011
3:00 PM

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of PAR TECHNOLOGY CORPORATION hereby appoints PAUL B. DOMORSKI, JOHN W. SAMMON and SANGWOO AHN or any one of them, jointly or severally, proxies with full power of substitution, to vote all shares of Common Stock of the Company which the  undersigned is entitled to vote at the 2011 Annual Meeting of Shareholders to be held on Thursday, June 16, 2011 at 3:00 PM, Local Time, at The New York Palace Motel; 455 Madison Avenue, New York, New York  10022, and at any adjournment thereof, for the election of Directors set forth and more particularly described in the accompanying Notice of Annual Meeting and Proxy Statement and upon such other matters that may properly come before the meeting.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to help conserve natural resources and reduce the costs incurred by PAR TECHNOLOGY CORPORATION in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically over the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet or telephone and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.  If you are voting by paper ballot, please check the box where indicated and provide your email address.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA
THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

PAR TECHNOLOGY CORPORATION - ANNUAL MEETING, JUNE 16, 2011:

YOUR VOTE IS IMPORTANT!

Proxy Materials and the Company’s Annual Report are available on-line at:
http://www.partech.com/en/about/investor/par-annual-reports.html

You can vote in one of three ways:

1.	Call toll free 1-866-213-1445 on a Touch-Tone Phone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/ptc and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

[ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY PAR TECHNOLOGY CORPORATION	Annual Meeting of Shareholders June 16, 2011

1.	ELECTION OF DIRECTORS	For	Withhold All	For All Except
		[ ]	[ ]	[ ]

Nominee for a 2 year term:
(01)   Mr. Paul B. Domorski

Nominees for a 3 year term:
(02)   Mr. Kevin R. Jost
(03)   Mr. James A. Simms

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.	The Board of Directors recommends a vote "FOR" proposal 1.
______________________________________________	Mark here if you plan to attend the meeting	[ ]
	Mark here for address change and note change	[ ]
_____________________________________________

UNLESS OTHERWISE INSTRUCTED ABOVE, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS SET FORTH ABOVE.

ELECTRONIC DELIVERY OF PROXY MATERIALS:  If you wish to receive future annual reports and proxy materials via the internet, please indicate by checking the box at right and providing your email address below
______________________________________________
[ ]

If signing as attorney, executor, administrator, trustee or guardian, please give full title as such and if signing for a  corporation, please give your title. When shares are in the name of more than one person, each should sign the proxy.

Please be sure to date and sign this instruction card in the box below.

--------------------------------------------------------------------------------
Sign above                                       Date

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL
PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:
1. By Mail; or	2. By Telephone (using a Touch-Tone Phone); or	3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked,  signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to Midnight, June 15, 2011.  It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone
Call Toll-Free on a Touch-Tone  Phone anytime prior to Midnight, June 15, 2011:
1-866-213-1445

Vote by Internet
anytime prior to
Midnight, June 15, 2011 go to:
https://www.proxyvotenow.com/ptc

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE PROXY MATERIALS: http://www.partech.com/en/about/investor/par-annual-reports.html

Your vote is important!

Due to recent amendments to New York Stock Exchange Rules, broker discretionary voting has been eliminated in connection with uncontested election of directors.  As a result, every shareholder’s participation in voting is more important than ever before.

Paul B. Domorski	PAR Technology Corporation
Chairman, President & Chief Executive Officer	8383 Seneca Turnpike
New Hartford, NY 13413

May 18, 2011

Dear Shareholders:

You are invited to attend PAR Technology Corporation’s 2011 Annual Meeting of Shareholders to be held on Thursday, June 16, 2011, at 3:00 PM.  We are proud to hold the meeting at one of our customer locations, the New York Palace Hotel; 455 Madison Avenue, New York, New York 10022.  During the Annual Meeting we will present a report on our operations, followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and discussion on other business matters properly brought before the meeting.  There will also be time for questions.

This booklet includes the Notice of Annual Meeting and Proxy Statement.  In addition to describing the business we will conduct at the meeting, the Proxy Statement provides information about PAR that is of interest to all shareholders.

We hope you will be able to attend the Annual Meeting.  Due to recent amendments to New York Stock Exchange Rules, broker discretionary voting has been eliminated in connection with uncontested election of directors.  As a result your participation in voting is more important than ever before.  Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by Internet or by telephone, or by completing, signing, dating and returning your proxy form in the enclosed prepaid envelope.

Sincerely,

/s/Paul B. Domorski
Paul Domorski

PAR Technology Corporation
8383 Seneca Turnpike; New Hartford, NY  13413-4991

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, JUNE 16, 2011

Dear PAR Technology Shareholder:

The Annual Meeting of Shareholders (the “Meeting”) of PAR Technology Corporation, a Delaware corporation (the “Company”) is scheduled to be held at one of our customer locations, the New York Palace Hotel; 455 Madison Avenue; New York, New York 10022 (see map on back cover) on Thursday, June 16, 2011, at 3:00 PM, local time, for the following purposes:

1.
To elect three (3) Directors of the Company, one (1) Director for a term of office to expire at the 2013 and two (2) Directors for a term of office to expire at the 2014 Annual Meeting of Shareholders; and

2.	To transact such other business as may properly come before the Meeting or any adjournments or postponements of the Meeting.

The Board of Directors set May 12, 2011 as the record date for the Annual Meeting.  This means that owners of the Company's Common Stock at the close of business on May 12, 2011 are entitled to receive this notice and to vote at the Annual Meeting or any adjournments or postponements of the meeting.  A list of shareholders as of the close of business on May 12, 2011 will be made available for inspection by any shareholder, for any purpose relating to the Meeting, during normal business hours at our principal executive offices, PAR Technology Park; 8383 Seneca Turnpike; New Hartford, New York 13413, beginning ten (10) days prior to the Meeting.  This list will also be available to shareholders at the meeting.

Due to recent amendments to New York Stock Exchange Rules, broker discretionary voting has been eliminated in connection with uncontested election of directors.  As a result, every shareholder’s participation in voting is more important than ever before.

Every shareholder’s vote is important.  Whether or not you plan to attend the Meeting, we request you vote as soon as possible.  Most shareholders have the option of voting their shares by telephone or on the Internet.  If such methods are available to you, voting instructions are printed on your proxy card or otherwise included with your proxy materials.  You may also vote by the traditional means of completing and returning the enclosed proxy card in the enclosed postage prepaid envelope.  If you vote by the telephone or Internet, there is no need to return your proxy card.

The proxy solicited hereby may be revoked at any time prior to its exercise by: i) executing and returning to the address set forth above a proxy bearing a later date; ii) voting on a later date via telephone or the Internet; iii) giving written notice of revocation to the Secretary of the Company at the address set forth above; or iv) attending the Meeting and voting in person.

BY ORDER OF THE BOARD OF DIRECTORS

/s/Gregory T. Cortese
Secretary

New Hartford, New York
May 18, 2011

TABLE OF CONTENTS

General Information	1
Proposal 1: Election of Directors	3
Directors and Corporate Governance	3
Report of the Audit Committee	9
Security Ownership of Certain Beneficial Owners and Management	11
Section 16(a) Beneficial Ownership Reporting Compliance	13
Director Compensation	13
Executive Officers	14
Executive Compensation	15
Compensation Discussion and Analysis	15
Summary Compensation Table	21
Outstanding Equity Awards at Fiscal Year-End	22
Equity Compensation Plan Information	22
Transactions with Related Persons	23
Policies and Procedures with Respect to Related Party Transactions	23
Other Matters	24
No Incorporation by Reference	24
Available Information	24
Shareholder Proposals for 2012 Annual Meeting	24

Printed on Recycled Paper
Using Soy Ink

PAR Technology is concerned about our environment and preserving our world’s natural resources.  When you are finished with the use of this document, please be considerate of the environment and recycle.

PAR Technology Corporation
8383 Seneca Turnpike; New Hartford, NY  13413-4991

May 18, 2011

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION
The enclosed proxy is solicited by the Board of Directors of PAR Technology Corporation (the “Board”), a Delaware corporation (the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting” or “Meeting”) to be held at 3:00 PM, local time, on Thursday, June 16, 2011, at the New York Palace Hotel; 455 Madison Avenue, New York, New York 10022, and at any postponement or adjournment of the Meeting.  The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent or given to shareholders is May 18, 2011.

Purpose of Meeting

At the Meeting the Shareholders will be asked to consider and vote on the following matters:

1.
To elect three (3) Directors of the Company, one (1) Director for a term of office to expire at the 2013 and two (2) Directors for a term of office to expire at the 2014 Annual Meeting of Shareholders; and

2.	To transact such other business as may properly come before the Meeting or any adjournments or postponements of the Meeting.

The proposal for the election of Directors is described in more detail in this Proxy Statement.

Record Date, Voting Rights, Methods of Voting

Only shareholders of record at the close of business on May 12, 2011 will be entitled to notice of and to vote at the Meeting or any postponements or adjournments of the Meeting.  As of that date, there were 15,116,584 shares of the Company's Common Stock, par value $0.02 per share (the “Common Stock”) outstanding and entitled to vote.  The holders of shares representing 7,558,293 votes, represented in person or by proxy, shall constitute a quorum to conduct business.

Due to recent amendments to New York Stock Exchange Rules, broker discretionary voting has been eliminated in connection with uncontested election of directors.  As a result, every shareholder is encouraged to participate in voting.

In addition, the Company has been advised that many states are strictly enforcing escheatment laws and requiring shares held in “inactive” accounts to escheat to the state in which the shareholder was last known to reside.  One way shareholders can ensure their account is active is to vote their shares.

Each share of Common Stock entitles the shareholder to one vote on all matters to come before the Meeting including the election of the Directors.  Shareholders may vote in person or by proxy.  Shareholders of record can vote by telephone, on the Internet, by mail or by attending the Meeting and voting by ballot.  If you are a beneficial shareholder, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to identify which options are available to you.  If you vote by telephone or on the Internet you do not need to return your proxy card.  Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at Midnight on June 15, 2011.

A shareholder’s right to attend the Meeting and vote in person will not be precluded or in any way affected by the method by which the shareholder has voted.  The last vote of the shareholder is controlling.  If shares are held in the name of a bank, broker or other holder of record, the shareholder must obtain a proxy, executed in their favor, from the holder of record to be able to vote at the Meeting.  All shares that have been properly voted and not revoked will be voted at the Annual Meeting.  When proxies in the form enclosed are returned properly executed, the shares represented by the proxies will be voted in accordance with the directions of the shareholder.  If you sign and return your proxy card, but do not specify your voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.  The proxy solicited hereby may be revoked at any time prior to its exercise by: (i) executing and returning to the address set forth above a proxy bearing a later date; (ii) voting on a later date via telephone or the Internet; (iii) giving written notice of revocation to the Secretary of the Company at the address set forth above; or (iv) attending the Meeting, withdrawing the proxy and voting in person.

Voting

A shareholder may, with respect to the election of the Directors: (i) vote “FOR” the nominees named herein, or (ii) “WITHHOLD AUTHORITY” to vote for any or all such nominees.  The election of the Directors requires a plurality of the votes cast.  Accordingly, withholding authority to vote for a Director nominee will not prevent the nominee from being elected.

Electronic Access to Proxy Materials and Annual Report

The Company’s 2010 Annual Report and this Proxy Statement are available on the Company’s Web site at http://www.partech.com/en/about/investor/par-annual-reports.html.  Accessing proxy materials via the Internet, will not only help preserve environmental resources, but will also allow for faster access to proxy materials, save the Company the cost of producing and mailing documents, and reduce the amount of paper received in the mail.  Instead of receiving paper copies of next year’s Proxy Statement and Annual Report by mail, please consider electing to receive future proxy materials electronically via the Internet.

Shareholders of record may enroll in the electronic proxy and Annual Report access service for future Annual Meetings of Shareholders either by emailing their request to investor_relations@partech.com with the words “On-Line Proxy Materials” in the subject line or when voting in connection with this year’s Annual Meeting.  When voting via telephone or the Internet, simply follow the prompts for that selection.  When voting using a paper ballot, simply mark the box on the proxy card and provide your email address where indicated.  Street name shareholders who wish to enroll for electronic access should review the information provided in the proxy materials mailed to them by their bank or broker.

Proxy Solicitation Costs

In addition to the use of the mail service, directors, officers, employees and certain stockholders of the Company, none of whom will receive additional compensation for doing so, may solicit proxies on behalf of the Company personally, by telephone or by facsimile transmission.  The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation material to beneficial owners of shares of the Company’s Common Stock.

The Company's Annual Report to its shareholders for the year ended December 31, 2010, including audited consolidated financial statements, accompanies this Proxy Statement.  Except to the extent expressly provided herein, the Company’s Annual Report is not incorporated in this Proxy Statement by reference.

Proposal 1:  Election of Directors

Pursuant to the Company’s Certificate of Incorporation, the members of the Board of Directors (the “Board”) are divided into three (3) classes with approximately one-third of the Board standing for election at each Annual Meeting.  The Directors are elected for a three-year term of office, and hold office until their respective successors have been duly elected and qualified or until their resignation or removal, if earlier.  In 2008, there were two (2) Class I Directors elected to hold office until the 2011 Annual Meeting of Shareholders.  In April 2011, the Board of Directors, pursuant to their powers under the Company’s By-Laws increased the number of directors on the Board from six to seven; adding an additional director to Class III Directors.  Therefore, at this Meeting, two (2) Directors will be elected for a three-year term expiring at the Annual Meeting held in 2014 and one (1) Director will be elected for a two-year term expiring at the Annual Meeting held in 2013.  The nominees of the Board of Directors for the Class I Director positions, Kevin R. Jost and James A. Simms, and the nominee of the Board of Directors for the Class III Director position, Paul B. Domorski, are currently members of the Board and have been nominated for election by the Board upon recommendation of the Nominating and Corporate Governance Committee and each has consented to stand for election.

The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.  In the event that any of the nominees shall become unwilling or unable to accept nomination or election as a Director, it is intended that such shares will be voted, by the persons named in the enclosed proxy, for the election of a substitute nominee selected by the Board, unless the Board should determine to reduce the number of Directors pursuant to the By-Laws of the Company.

The Board of Directors unanimously recommends a vote FOR the proposal to elect Mr. Domorski, Mr. Jost and Mr. Simms.  Unless a contrary direction is indicated, shares represented by valid proxies that are not marked so as to withhold authority to vote for the nominees, will be voted FOR the election of the nominees.

DIRECTORS AND CORPORATE GOVERNANCE

DIRECTORS

The names of the nominees and each of the Directors continuing in office, their ages as of May18, 2011 (the approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent or given to shareholders), the year each first became a Director and the expiration of their current term in office are set forth in the following table which is followed by a brief biography.

Nominees for Director	Age	Director Since	Term Expires
Paul B. Domorski	54	2011	2013 Annual Meeting of Shareholders
Kevin R. Jost	56	2004	2014 Annual Meeting of Shareholders
James A. Simms	51	2001	2014 Annual Meeting of Shareholders

Continuing Directors	Age	Director Since	Term Expires
Sangwoo Ahn	72	1986	2012 Annual Meeting of Shareholders
Dr. Paul D. Nielsen	60	2006	2012 Annual Meeting of Shareholders
Charles A. Constantino	71	1970	2013 Annual Meeting of Shareholders
Dr. John W. Sammon	72	1968	2013 Annual Meeting of Shareholders

Nominees for Director

Paul B. Domorski.  Paul B. Domorski joined the Company as Chairman of the Board, President and Chief Executive Officer on April 25, 2011.  From 2006 to November, 2009, Mr. Domorski was the President, Chief Executive Officer and director of EMS Technologies, Inc. a publicly traded manufacturer of communication equipment and systems.  Prior to joining EMS Technologies, Mr. Domorski served as the Vice President, of the $1.6 billion Service Operations business, for Avaya, Inc., from 2003 to 2006.  Publicly traded Avaya provides communications systems, applications and services for businesses, government agencies and other organizations.  Mr. Domorski also served on the Executive Board of TechAmerica, the leading electronics trade association formed by the merger of the American Electronics Association, the Cyber Security Industry Alliance, the Information Technology Association of America, and the Government Electronics & Information Technology Association.  Mr. Domorski’s qualifications to serve on our Board of Directors include his role as the Company’s President and Chief Executive Officer, his diverse management and board experience in publicly held companies as well as his adherence to high ethical standards and professional integrity.  In addition, Mr. Domorski brings to the Board his experience and skills gained in his prior roles as a senior executive of publicly-traded companies, his significant experience with the provision of hardware and software solutions to commercial and government customers, and his financial, managerial and operational acumen.  Mr. Domorski also increases the diversity of the Board with his substantial international business experience having served as President of Syncordia British Telecom’s outsourcing and network management business from 1997 to 2000 and as President and CEO during the restructuring of RSL Communications Ltd, an international provider of communications services.  Mr. Domorski holds a Master’s degree in Organizational Dynamics from the University of Pennsylvania as well as Master's and Bachelor degrees from The American University.  He is an alumnus of the Wharton Business School, having attended their advanced management program.  Mr. Domorski is a member of Class III of the Company’s Board and has been a Director since April 2011.

Kevin R. Jost. Mr. Jost is a member of the Board of Directors of Furmanite Corporation, a position to which he was appointed in March 2010.  Mr. Jost is the former President (retiring in 2008) of Honeywell Imaging and Mobility (formerly Hand Held Products, Inc.), a global supplier of data collection and management solutions for in-premises, mobile and transaction processing applications.  Mr. Jost had been the President and Chief Executive Officer of Hand Held Products since its inception as a separate entity in 1999 until its acquisition in 2007 by Honeywell International, Inc.  Mr. Jost brings his global technology business experience, his executive and organizational development experience, strategic planning and diversified business knowledge.  Mr. Jost is a member of Class I of the Company’s Board and has been a Director of the Company since 2004.

James A. Simms.  Mr. Simms has been the Chief Financial Officer and a member of the board of directors of Vicor Corporation since April 2008.  Publicly traded Vicor designs, develops, manufactures and markets modular power components and complete power systems primarily for the communications, information technology, industrial control and military electronics markets.  Prior to joining Vicor, and since March 2007, Mr. Simms had served as a Managing Director of Needham & Company, LLC, an investment banking firm and registered broker-dealer.  From November 2004 to March 2007, he served in a senior executive role with Janney Montgomery Scott LLC, a wholly owned subsidiary of The Penn Mutual Life Insurance Company.  Mr. Simms contributes his financial background as well as his experience in strategic planning and oversight.  Mr. Simms is a member of Class I of the Company's Board and has been a Director of the Company since October 2001.

Continuing Directors:

Sangwoo Ahn.  Mr. Ahn is presently a member of the Board of Directors of Furmanite Corporation, a position he has held since 1989 (prior to May 2007, Furmanite Corporation was known as Xanser Corp).  Within the last five years, Mr. Ahn has served as the Chairman of the Board of Quaker Fabric Corporation and as a member of the Board of Directors of Kaneb Services, LLC.  In addition, Mr. Ahn was one of the founders of the investment banking firm of Morgan Lewis Githens and Ahn, Inc.  In addition to his board leadership experience, Mr. Ahn brings a sophisticated financial background and is a financial expert within the meaning of the rules of the SEC, and brings his knowledge of public accounting, corporate reporting and risk management.  Mr. Ahn is a member of Class II of the Company’s Board and is the Presiding Director of the non-management directors.  Mr. Ahn has been a Director of the Company since March 1986.

Charles A. Constantino.  Mr. Constantino is a member of the Board of Directors of Veramark Technologies, Inc.  Mr. Constantino has served the Company in various capacities for over 40 years.  Mr. Constantino held the position of Executive Vice President of the Company from 1974 until his retirement in March 2011 and continues to serve on the boards of subsidiaries of the Company.  He has significant relationships within the markets in which the Company participates and brings diversified business experience and expertise in customer relations, leadership development and strategic planning.  Mr. Constantino is a member of Class III of the Company’s Board and has been a Director of the Company since 1970.

Dr. Paul D. Nielsen.  Dr. Nielsen has been Director and CEO of the Software Engineering Institute (“SEI”) at Carnegie Mellon University since 2004.  Prior to joining SEI, Dr. Nielsen served as a major general in the U.S. Air Force, where he was the commander of the Air Force Research Laboratory and Technology Executive Officer for the Air Force.  Dr. Nielsen brings his substantial experience in the military, scientific, technological and academic communities as well as leadership development and oversight experience.  Dr. Nielsen is a member of Class II of the Company’s Board and has been a Director of the Company since 2006.

Dr. John W. Sammon.  Dr. Sammon is the founder of the Company and has been the President, Chief Executive Officer and a Director since its incorporation in 1968.  He was elected Chairman of the Board in 1983.  Dr. Sammon was appointed President of the Company’s subsidiary, ParTech, Inc. on January 16, 2011 following the death of Mr. Edwin Soladay.  Dr. Sammon has previously served in that capacity from 1978 to 1987 and again from December 1997 through June 2000.  Dr. Sammon also currently holds various positions with other subsidiaries of the Company.  Dr. Sammon brings an in depth understanding of the Company’s business and its customers, leadership experience, strategic planning and broad organizational development expertise.  Dr. Sammon is a member of Class III of the Company’s Board.

CORPORATE GOVERNANCE

As provided by the By-Laws of the Company and the laws of the State of Delaware, the state of incorporation, the business of the Company is under the general direction of the Board.  As of the mailing of this statement the Board is comprised of seven members: six non-management directors and one management director.

Director Independence.  The Board of Directors has affirmatively determined that the following Directors are “independent” under the listing standards of the New York Stock Exchange (“NYSE”), the Company’s Standards of Independence and pursuant to the Company’s Corporate Governance Guidelines:  Mr. Ahn, Mr. Jost, Dr. Nielsen and Mr. Simms.  In order to assist the Board in making this determination, the Board has adopted standards of independence as part of the Company’s Corporate Governance Guidelines which are available on the Company’s website at http://www.partech.com/pressrel/PAR_Corp_Gov_Guidelines.pdf.  These standards identify, among other things, material business, charitable and other relationships that could interfere with a director’s ability to exercise independent judgment.  During 2010, there were no transactions, relationships or arrangements with Directors Ahn, Jost, Nielsen or Simms or any entity with which they are affiliated.  There are no family relationships between any of these directors, and any of the Company’s executive officers (“Executive Officers”).  The Executive Officers serve at the discretion of the Board.

Board Meetings and Attendance.  In 2010, the Board held twelve (12) meetings and Committees of the Board held a total of fifteen (15) meetings.  Each member of the Board attended at least 75% of the aggregate of all meetings of the Board and the committees on which they served.  It is the Company’s policy to encourage Directors to attend the Annual Meeting but such attendance is not required.  Last year, one member of the Board attended the Annual Meeting.

Board Leadership Structure.  During 2010, Dr. Sammon was the Company’s Chief Executive Officer (“CEO”) and Chairman of the Board.  Mr. Domorski succeeded Dr. Sammon in this role as of April 25, 2011.  In addition, the independent Directors have designated, Director Sangwoo Ahn, as the independent lead or Presiding Director with broad authority and responsibility.  The Presiding Director, Sangwoo Ahn, presides at regularly scheduled executive sessions of the non-management directors of the Company.  Director Ahn chairs and has the authority to call and schedule executive sessions and communicates with the Chairman to provide feedback and recommendations of the independent Directors.  The non-management directors met in executive session without any management directors or employees present five times during 2010.  Director Ahn is also Chairman of the Audit Committee of the Board and a member of the Executive Committee and Nominating and Corporate Governance Committee.  The independent Directors believe that the Company’s current model of combined CEO and Chairman in conjunction with the Presiding Director position is the appropriate leadership structure for the Company at this time as it allows one person to lead the Company and the Board, while also providing for effective oversight by an independent Presiding Director.  The model of combined CEO and Chairman have served our shareholders well through numerous economic cycles as it provides for an effective means to focus the independent Directors’ attention on the issues of greatest importance to the Company and its shareholders.  The strength of the Company’s independent Directors coupled with its corporate governance policies and practices minimizes the potential conflicts that may result from the Company’s current model of the combined CEO and Chairman.

Board Oversight of Risk Management.  The Company views oversight of risk management as a responsibility of the full Board.  Throughout the year, the Board dedicates a portion of its meetings to review and discuss specific risk topics in detail.  In addition, twice each year the Board holds a comprehensive, review with the management of each business segment at which strategic and operational risks are presented by the leaders of each business unit and discussed with follow up as appropriate.  The Audit Committee oversees the Company’s risk policies and processes relating to the financial statements and financial reporting processes, including internal controls over financial reporting.  The Audit Committee meets regularly with the Company’s Internal Audit function, independent public accounting firm and management regarding these matters and the effectiveness of such controls and processes and regularly reports on such matters to the full Board.

Committees.

The Board has five (5) standing committees:  Executive, Audit, Compensation, Nominating and Corporate Governance and Stock Option.  The members of each committee and the number of meetings held by each committee in 2010 are set forth in the following table.

Name	Executive	Audit	Compensation	Nominating and Corporate Governance	Stock Option
Mr. Ahn (*)	X	Chair		X
Mr. Constantino	X				X
Mr. Jost (*)			Chair
Dr. Nielsen (*)		X	X	X
Dr. Sammon	Chair				Chair
Mr. Simms (*)		X	X	Chair
2010 Meetings	4	5	3	1	2
(*) Independent Director

Executive Committee.  The Executive Committee meets when required on short notice during intervals between meetings of the Board.  Subject to the limitations of the General Corporation Law of the State of Delaware; the Company’s Certificate of Incorporation; and the Company’s By-Laws, the Executive Committee has the delegated authority to exercise all of the powers of the Board in the management and direction of the Corporation’s business and affairs in which specific directions have not been given by the Board.

Audit Committee.  Pursuant to its charter, the Audit Committee assists the Board in oversight of management’s conduct and representations of the Company’s financial reporting processes, its systems of internal control, the audit process, and its processes for monitoring compliance with laws and regulations and the Company’s code of ethics and conduct.  As required by its charter and the NYSE, the Audit Committee consists of a minimum of three members, each of whom has been determined by the Board to meet the independence standards adopted by the Board.  The standards adopted by the Board incorporate the independence requirements of the New York Stock Exchange (“NYSE”) Corporate Governance Standards and the independence requirements set forth by the Securities and Exchange Commission (“SEC”).  The Board has determined the members of the Audit Committee are “independent” as this term is defined by the NYSE in its listing standards and meet SEC standards for independence of audit committee members and that no member of the Audit Committee has a material relationship with the Company that would render that member not to be “independent”.  While the Board has determined that Sangwoo Ahn is an “audit committee financial expert” as defined by the SEC, the Charter requires all members of the Committee to be financially literate at the time of their appointment to the Committee or within a reasonable time thereafter.  There were five (5) meetings of the Audit Committee during 2010 including meetings held separately with management, and separate Executive Sessions with independent Directors, the Company’s internal auditors and the independent registered public accounting firm respectively.  The Report of the Audit Committee begins on page 9 of this Proxy Statement.

Compensation Committee.  In accordance with its charter and the requirements of the NYSE, the Compensation Committee is comprised of a minimum of three directors.  The Board has determined that each of the members of this committee has met the independence standards adopted by the Board which incorporate the independence requirements under the NYSE listing standards.  Meeting as needed, but no less than once per year, the Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, evaluates performance in light of those goals and objectives and, either as a committee or together with the other independent directors, as directed by the Board, determines and approves the compensation level (including any long term compensation components) and benefits based on this evaluation.  In addition, the recommendations of the Chief Executive Officer regarding the compensation, benefits, stock grants, stock options and incentive plans for all Executive Officers of the Company are subject to the review and approval of the Compensation Committee.  The Compensation Committee also reviews and makes recommendations to the Board regarding the level and form of compensation for non-employee Directors in connection with service on the Board and committees of the Board.

Nominating and Corporate Governance Committee.  Pursuant to its charter and NYSE listing standards, the Nominating and Corporate Governance Committee is composed of a minimum of three independent directors.  The Nominating and Corporate Governance Committee assists the Board in meeting its responsibilities in connection with the identification and recommendation of qualified nominees for election to the Board; developing and recommending to the Board a set of corporate governance principles which comprise the Corporate Governance Guidelines; adopting a corporate code of ethics and conduct embodied in the Company’s Code of Business Conduct and Ethics; and monitoring the compliance with, and periodically reviewing and making recommendations to the Board regarding the Company’s governing principles and Code of Business Conduct and Ethics.  The Board has determined that each of the members of this committee has met the independence standards adopted by the Board which incorporate the independence requirements under the NYSE listing standards.

Stock Option Committee.  The Stock Option Committee meets as required and makes recommendations to the Compensation Committee for stock option awards and otherwise serves as the administrative body for the Company’s 1995 Stock Option Plan.  Both members of the Stock Option Committee are “disinterested persons” in compliance with the Company’s 1995 Stock Option Plan.

Committee Charters.  Each of the Audit, Compensation, and Nominating and Corporate Governance Committees operate under a written charter approved by the Board.  The charter is reviewed regularly by the respective committees which may recommend appropriate changes for approval by the Board.  Copies of the charters for the Audit, Compensation, and Nominating and Corporate Governance Committees are posted on the Company’s website and a printed copy of these documents may be obtained without charge by written request.  Requests can be made via the internet or by mail.  The respective website and address for making such requests for printed copies of these and other available documents may be found under the heading “Available Information” on page 24 of this Proxy Statement.
Presiding Director and Executive Sessions.  The non-management directors have chosen Director Ahn to preside at regularly scheduled executive sessions of the non-management directors of the Company.  Among his duties and responsibilities as Presiding Director, Director Ahn chairs and has the authority to call and schedule executive sessions and communicates with the Chairman to provide feedback and recommendations of the independent Directors.  The non-management directors met in executive session without any management directors or employees present five times during 2010.

Communication with the Board.  Interested parties may send written communication to the Board of Directors as a group, the non-management directors as a group, the Presiding Director of executive sessions of non-management directors, or to any individual director by sending the communication c/o Gregory T. Cortese, Secretary; PAR Technology Corporation; PAR Technology Park; 8383 Seneca Turnpike, New Hartford, NY 13413.  Upon receipt, the communication will be relayed to the Chairman, if it is addressed to the Board as a whole; to Director Ahn, if it is addressed to the Presiding Director of executive sessions of the non-management directors or to the non-management directors as a group, or to the individual Director, if the communication is addressed to an individual Director.  All communications regarding accounting, internal controls and audits will be referred to the Audit Committee.  Interested parties may communicate anonymously if they so desire.

Director Nomination Process.  The Nominating and Corporate Governance Committee reviews possible candidates for the Board of Directors and recommends the nominees for Directors to the full Board for approval.  The Nominating and Corporate Governance Committee considers potential candidates from many sources including shareholders, current Directors, company officers, employees, and others.  On occasion the services of a third party executive search firm is used to assist in identifying and evaluating possible nominees for Director.  Mr. Domorski was identified to the Committee by a third party executive search firm.  Shareholder recommendations for possible candidates for the Board should be sent to:  Nominating and Corporate Governance Committee; c/o Gregory T. Cortese, Secretary; PAR Technology Corporation; PAR Technology Park; 8383 Seneca Turnpike; New Hartford, NY 13413.  The Nominating and Corporate Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation.  In identifying and considering candidates for nomination to the Board, this committee considers the requirements set out in the Nominating and Corporate Governance Committee Charter.  These criteria describe specific traits, abilities and experience that are considered in light of the Company’s businesses and structure when identifying and evaluating potential nominees for election to the Board, including:

•	the highest character and integrity with a record of substantial achievement;

•	demonstrated ability to exercise sound judgment generally based on broad experience;

•	active and former business leaders with accomplishments demonstrating special expertise;

•	skills compatible with the Company’s business objectives; and

•	diversity reflecting a variety of personal and professional experience and background.

In addition to the non-exhaustive criteria set forth in the Nominating and Corporate Governance Committee Charter, this committee also considers the requirements set forth in the Company’s Corporate Governance Guidelines, as well as the quality of experience, the needs of the Company and the range of talent and experience represented on the Board.  When considering a candidate, the committee will determine whether requesting additional information or an interview is appropriate.  The minimum qualifications and specific qualities and skills required for Directors are set forth in the Company’s Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter.  The Company’s Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter are posted on the Company’s website and a printed copy of both documents may be obtained without charge by written request.  The website and address to send such requests may be found under the heading “Available Information” on page 24 of this Proxy Statement.

Code of Business Conduct and Ethics.  To ensure the Company’s business is conducted in a consistently legal and ethical manner, all of the Company’s Directors and employees, including the Chief Executive Officer, the Chief Financial Officer and all other Executive Officers are required to abide by the Company’s Code of Business Conduct and Ethics (the “Code”).  The Code is designed to deter wrongdoing and to promote: (a) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (b) full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the SEC and other public communications; (c) compliance with applicable governmental laws, rules and regulations; (d) the prompt internal reporting of violations of the Code to the appropriate person(s) identified in the Code; and (e) accountability for adherence to the Code.  A printed copy of the Code may be obtained without charge by making a written request to the Company.  Information regarding where such requests should be directed can be found on page 24 of this Proxy Statement under the heading “Available Information.”  The full text of the Company’s Code is also available on the Company’s website at http://www.partech.com/ptc/ptc-ir-front2.cfm.  The Company intends to disclose future amendments to, or waivers from, provisions of the Code that apply to the Executive Officers and Directors and relate to the above elements by posting such information on its website within five (5) calendar days following the date of such amendment or waiver.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report is subject to the disclaimer regarding “filed” information and incorporation by reference contained on page 24 of this Proxy Statement.

Reporting to the Board and acting on behalf of the Board, the Audit Committee provides oversight of the Company’s financial management, oversight of the Company’s independent registered public accounting firm and oversight of the Company’s financial reporting process.  The Audit Committee met five times during 2010 with all members of the committee being present at all meetings held.  Responsibility for establishing and maintaining adequate internal financial controls, preparing the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and the financial reporting process itself rests with the Company’s management.  The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”) is responsible for auditing the Company’s consolidated financial statements.  In addition, KPMG has the responsibility of providing an opinion as to whether the Company’s consolidated financial statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company in conformity with U.S. GAAP.

In this context, the Audit Committee has reviewed, met and discussed with management, KPMG and the Company’s internal audit function (“Internal Audit”) the audited consolidated financial statements in the Annual Report for the year ended December 31, 2010 (including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements);  and management’s assessment of the effectiveness of the Company’s internal control over financial reporting.  Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2010 were prepared in accordance with U.S. GAAP.  In addition the Audit Committee has held private sessions regarding these matters with the Company’s Chief Financial Officer, Internal Audit and KPMG.

In addition, the Audit Committee has reviewed, met and discussed with KPMG such other matters as are required to be discussed with the Committee by applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties).  KPMG has provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors and the Audit Committee has discussed with KPMG the matters in those written disclosures and KPMG’s independence from the Company and its management.

The Audit Committee considered and pre-approved any non-audit services provided by KPMG and the fees and costs billed and expected to be billed by the Firm for those services.  The Audit Committee also considered whether the non-audit services provided by KPMG are compatible with maintaining auditor independence.  In reliance on the reviews and discussions with the Company’s management and KPMG, the Committee is satisfied that non-audit services provided to the Company by KPMG are compatible with and did not impair the independence of KPMG.  A breakdown of the fees and costs paid to KPMG during 2010 and 2009 is provided below in this Proxy Statement under the heading, “Fees Paid to Independent Registered Public Accountants.”

Internal Audit and KPMG have unrestricted access to the Audit Committee.  Throughout the year the Audit Committee met and discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits, the results of their examinations, and their assessment of the overall quality of the Company’s financial reporting.  In addition the Audit Committee met and discussed with Internal Audit, their evaluations of the Company’s internal controls.  These meetings were held both with and without Company management present.

In reliance on the reviews and discussions with both management and KPMG referred to above, the Audit Committee recommended to the Board on March 9, 2011, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

This report is provided by the following independent directors, who comprise the Audit Committee.

Sangwoo Ahn (Chairman)	Dr. Paul D. Nielsen	James A. Simms

Fees Paid to Independent Registered Public Accountants

The following table presents fees paid by the Company for professional services by KPMG during the years ended December 31, 2010 and December 31, 2009.

Type of Fees	2010	2009
Audit Fees	$437,000	$ 443,000
Audit-Related Fees	0	0
Tax Fees	$12,000	$ 24,000
All Other Fees	0	0
Total:	$449,000	$ 467,000

The categories of fees in the preceding table, in accordance with the SEC’s rules and definitions, are defined as follows:

Audit Fees are fees for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees are fees principally for audits of consolidated financial statements of employee benefit plans and due diligence services.

Tax Fees are fees for professional services for federal, state and international tax compliance, tax advice and tax planning.

All Other Fees are for any services not included in the first three categories.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of the Company’s independent registered public accounting firm.  Consistent with SEC policies regarding auditor independence, the Audit Committee has established a policy to pre-approve all auditing services and permitted non-audit services, including the fees and terms thereof, performed by the independent registered public accounting firm.

One or more representatives of KPMG are expected to be in attendance at the Annual Shareholder Meeting, where they will have the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 28, 2011 by each Director, by each of the Named Executive Officers and by all Directors and Executive Officers as a group and certain other principal beneficial holders.

Name of Beneficial Owner or Group (1)(2)	Amount and Nature of Beneficial Ownership (3)		Percent of Class (4)
Dr. John W. Sammon	5,443,702	(5)	35.46%
Charles A. Constantino	240,950	(6)	1.57%
Sangwoo Ahn	93,100	(7)	*
A. Edwin Soladay	89,910	(8)	*
James A. Simms	33,100	(9)	*
Stephen P. Lynch	19,500	(10)	*
Kevin R. Jost	29,134	(11)	*
Dr. Paul D. Nielsen	21,600	(12)	*
All Directors and Executive Officers as a Group (11 persons)	6,147,596		40.04%
Other Principal Beneficial Owners Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	775,658	(13)	5.16%
Gary S. Siperstein and Eliot Rose Asset Management, LLC 1000 Chapel View Blvd., Suite 240 Cranston, RI 02920	906,069	(14)	6.03%
*    Represents less than 1%

(1)	Except as otherwise noted, the address for each beneficial owner listed above is c/o PAR Technology Corporation; PAR Technology Park; 8383 Seneca Turnpike; New Hartford, NY 13413-4991.
(2)
It is noted that as of February 28, 2011 the information possessed by the Company pursuant to Schedule 13G/A filed with the SEC by Prescott Group Capital Management, L.L.C., an Oklahoma limited liability company having an address of 1924 South Utica, Suite 1120; Tulsa, OK  74104-6529 (“Prescott Capital”), Prescott Group Aggressive Small Cap, L.P., an Oklahoma limited partnership (“Prescott Small Cap”), Prescott Group Aggressive Small Cap II, L.P. an Oklahoma limited partnership (“Prescott Small Cap II” and together with Prescott Small Cap, the “Small Cap Funds”) and Mr. Phil Frolich, the principal of Prescott Capital relating to shares of common stock of the Company purchased by the Small Cap Funds through the account of Prescott Group Aggressive Small Cap Master Fund, G.P. an Oklahoma general partnership (“Prescott Master Fund”), of which the Small Cap Funds are general partners, indicated holdings of 1,516,634 (10.08%) of the Company’s common stock. On April 8, 2011, however, a Schedule 13G/A was filed with the SEC by Prescott Capital, the Small Cap Funds and Mr. Phil Frolich reflecting an aggregate beneficial holding of 0 shares of the Company.  As a result of this subsequent filing, the Company did not include the holdings of Prescott Capital and Mr. Frolich in the Security Ownership table.

(3)	Except as otherwise noted, each individual has sole voting and investment power with respect to all shares.
(4)
Percent of Class is calculated utilizing 15,353,368 which is the number of the Company’s outstanding shares as of February 28, 2011 and the number of options held by the named beneficial owners, if any, which become exercisable within 60 days thereafter.

(5)	Includes 150 shares held jointly with Dr. Sammon’s wife, Deanna D. Sammon. Does not include 71,400 shares beneficially owned by Mrs. Sammon in which Dr. Sammon disclaims beneficial ownership.
(6)	Includes 79,000 shares pledged as security.
(7)	Includes 19,100 shares which Mr. Ahn has or will have the right to purchase as of April 29, 2011 pursuant to the Company’s stock option plans.
(8)	Includes 89,000 shares which Mr. Soladay’s estate has the right to acquire as of April 29, 2011 pursuant to the Company's stock option plan.
(9)	Includes 19,100 shares which Mr. Simms has or will have the right to purchase as of April 29, 2011 pursuant to the Company’s stock option plans.
(10)	Includes 19,000 shares which Mr. Lynch has or will have the right to acquire as of April 29, 2011 pursuant to the Company's stock option plans.
(11)	Includes 9,134 shares which Mr. Jost has or will have the right to purchase as of April 29, 2011 pursuant to the Company’s stock option plans.
(12)	Includes 5,600 shares which Dr. Nielsen has or will have the right to purchase as of April 29, 2011 pursuant to the Company’s stock option plans.
(13)
Information related to these shareholders was obtained from Schedule 13G/A filed with the SEC on February 11, 2011 by Dimensional Fund Advisors LP a Delaware limited partnership.  Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”.) In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds.  In its role as investment advisor, sub-advisor and/or manager, neither Dimensional Fund Advisors LP nor its subsidiaries (collectively “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds.  However, all securities reported in the Schedule 13G are owned by the Funds.  Dimensional disclaims beneficial ownership of such securities and states that the filing of the Schedule 13G shall not be construed as an admission that Dimensional Fund Advisors LP or any of its affiliates is a beneficial owner for any other purposes than Section 13(d) of the Security Exchange Act of 1934.

(14)
Information related to these shareholders was obtained from Schedule 13G/A filed with the SEC on February 14, 2011 by Eliot Rose Asset Management, LLC and Gary S. Siperstein. Eliot Rose Asset Management, LLC is deemed to be the beneficial owner of 906,069 shares pursuant to separate arrangements whereby it acts as investment advisor to certain persons.  Each person for whom Eliot Rose Asset Management, LLC acts as investment advisor has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock purchased or held pursuant to such arrangements.  Mr. Siperstein is deemed to be the beneficial owner of 906,069 shares pursuant to his ownership interest in Eliot Rose Asset Management, LLC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE.  Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings.  Based solely on its review of the copies of such reports received by the Company and written representations from reporting persons, the Company believes that during 2010 all reports for the Company’s executive officers and Directors that were required to be filed under Section 16(a) were filed on a timely basis, except that one Form 4 in connection with receipt of a Restricted Stock Grant by Mr. Ahn was not filed on a timely basis due to a technical issue preventing the filing from being accepted at the SEC.  Upon discovery of the error, the Form 4 report was promptly re-filed.

DIRECTOR COMPENSATION

Directors who are employees of the Company are not separately compensated for serving on the Board.  In 2010, the non-employee directors voted to adopt the recommendation of the Compensation Committee to increase compensation of non-employee directors.  For 2010, non-employee directors received annual retainers of $50,000 for membership on the Board, an additional annual retainer of $5,000 was paid to the chairman of the Audit Committee and $1,000 to each member of the Audit Committee.  All non-employee directors received an attendance fee of $1,500 per day for in person attendance at Board meetings and any committee meetings held on the same day and $500 per day for any committee meetings held on days other than Board meeting days.  The attendance fee is $200 if attendance is via telephone.  All Directors were also reimbursed for all reasonable expenses incurred in attending meetings.  Restricted Stock Awards representing 2,000 shares of the Company's common stock were granted to each non-employee director on the date of the Company's 2010 Annual Meeting of shareholders.   Such stock awards vest on the first anniversary date of the grant provided that as of the anniversary date, the director’s position had not been vacated by reason of resignation or removal for cause.  Additional awards of 10,000 shares were granted to each non-employee director in July 2010 with 1/3 vesting on the date of the grant and 1/3 vesting on each of the next two anniversaries of the grant date, provided, however, in the event the non-employee director ceases to be a member of the Board due to change of control of the Corporation, all remaining unvested shares under the grant will immediately vest as of the date of departure from the Board.

The following table shows compensation information for the Company’s non-employee directors for fiscal 2010.

Director Compensation for Fiscal 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Sangwoo Ahn	66,000	64,450	$0 (2)	0	0	0	130,450
Kevin R. Jost	61,000	64,450	$0 (3)	0	0	0	125,450
Dr. Paul D. Nielsen	61,800	64,450	$0 (4)	0	0	0	126,250
James A. Simms	62,000	64,450	$0 (5)	0	0	0	126,450

(1)
The dollar amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.    Assumptions made in these valuations are discussed in footnote 6 of the Company’s 2010 Consolidated Financial Statement included in the Company’s Annual Report on 10-K filed with the SEC on March 16, 2011.  There can be no assurance that the grant date fair value amounts will be realized.  Each non-employee Director received a restricted stock grant for 2,000 shares of the Company’s common stock on May 26, 2010 at $.02 per share.  Additionally, each non-employee Director received a restricted stock grant for 10,000 shares of the Company’s common stock on July 1, 2010 at $.02 per share. The grant date fair value of the aforementioned grants to each of the non-employee directors was $13,600 and $50,850, respectively.

(2)	At the end of fiscal year 2010, Mr. Ahn had options to purchase an aggregate of 19,100 shares of the Company’s common stock and a total aggregate restricted stock awards of 14,000 shares.
(3)	At the end of fiscal year 2010, Mr. Jost had options to purchase an aggregate of 9,134 shares of the Company’s common stock and a total aggregate restricted stock awards of 14,000 shares.
(4)	At the end of fiscal year 2010, Dr. Nielsen had options to purchase an aggregate of 5,600 shares of the Company’s common stock and a total aggregate restricted stock awards of 14,000 shares.
(5)	At the end of fiscal year 2010, Mr. Simms had options to purchase an aggregate of 19,100 shares of the Company’s common stock and a total aggregate restricted stock awards of 14,000 shares.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

The executive officers of the Company during 2010, and, where indicated, all persons chosen to become executive officers during 2011, their respective ages as of May 18, 2011, positions held during 2010 or to be held in 2011 (as indicated) and occupations for the last five years are as follows:

Name	Age	Position	Occupation for Last 5 Years
Ronald J. Casciano	57	Vice President, Chief Financial Officer, Treasurer and Chief Accounting Officer, PAR Technology Corporation	Mr. Casciano, CPA, was promoted to Vice President, Chief Financial Officer, Treasurer of PAR Technology Corporation in June 1995. Mr. Casciano was named Chief Accounting Officer in 2009.
Charles A. Constantino	71	Executive Vice President and Director, PAR Technology Corporation	Mr. Constantino has been a Director of the Company since 1970; Executive Vice President since 1974. Mr. Constantino retired from the position of Executive Vice President effective March 11, 2011.
Paul B. Domorski	54	Chairman, Chief Executive Officer and President, PAR Technology Corporation
Mr. Domorski was elected Chairman, Chief Executive Officer and President of the Company effective April 25, 2011.  Mr. Domorski was president, chief executive officer and a director of EMS Technologies, a publicly traded manufacturer of communication equipment and systems.  Prior to joining EMS, he was vice president of service operations at Avaya Corporation. He served as president and chief executive officer during the restructuring of RSL Communications Ltd., an international provider of communications services. Mr. Domorski was also president of Syncordia, British Telecom’s international outsourcing and Network business. He began his career at Unisys Corporation and its predecessor companies, Burroughs and Memorex, holding progressively more responsible executive and financial roles there.

He served on the executive committee and as a board member of TechAmerica, which was formerly called The American Electronic Association.

Larry Hall	51	President, PAR Springer-Miller Systems, Inc.	Mr. Hall was named President, PAR Springer-Miller Systems, Inc. in August 2008. Previously Mr. Hall was a president and CEO of Hotel Booking Solutions, Inc.
Stephen P. Lynch	54	President, PAR Government Systems Corporation and Rome Research Corporation
Mr. Lynch was named President, PAR Government Systems Corporation and Rome Research Corporation in January 2008.  Previous to his appointment to the position of President Mr. Lynch served as Executive Vice President of PAR Government Systems Corporation since July 2006.

Dr. John W. Sammon	72	Formerly Chairman, President and Chief Executive Officer, PAR Technology Corporation
Dr. Sammon is the founder of the Company and has been the President, Chief Executive Officer and a Director since its incorporation in 1968, and Chairman since 1983. Dr. Sammon retired from the position of Chairman, President and Chief Executive Officer effective April 25, 2011.

A. Edwin Soladay	65*	President, ParTech, Inc.
Mr. Soladay was named President, ParTech, Inc. in January, 2009.  Previously, Mr. Soladay was the Chief Operating Officer of Fujitsu Transaction Solutions, a wholly owned subsidiary of Fujitsu Limited.  *Mr. Soladay passed away on January 14, 2011.

Timothy B. Votaw	52	Senior Vice President Sales & Marketing, ParTech, Inc.
Mr. Votaw was named Senior Vice President of Sales and Marketing of ParTech, Inc. in August, 2009.  Prior to his appointment at ParTech, Inc., Mr. Votaw served as Senior Vice President of Sales for the Americas at Honeywell Scanning & Mobility (previously Hand Held Products, Inc.).

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overall Compensation Philosophy, Objectives and Policy

Philosophy.  The Company’s Named Executive Officer compensation philosophy is to create long-term value for our shareholders.  To achieve this philosophy, we have designed and implemented our compensation programs for Named Executive Officers to reward them for operating performance, leadership, align their interests with shareholders and encourage them to remain with the Company.

Objectives. The Company’s compensation objectives are to:

•	Ensure the alignment of compensation with the performance objectives of each of our employees, including Named Executive Officers;
•	Reward performance and behaviors that reinforce the values of leadership, integrity, accountability, teamwork, innovation and quality; and
•	Achieve the Company’s overall performance goals.
•	Ensure alignment with management and shareholder interests.

Compensation Policy. The Compensation Committee designs compensation programs for Named Executive Officers intended to further the Company’s objectives of attracting, motivating, retaining and rewarding talented executives necessary to assist the Company in achieving its performance goals.    Accordingly, the Committee has adopted the following overriding policies:

•	Compensation must be tied to the Company's general performance and achievement of financial and strategic goals;
•	Compensation opportunities should be competitive with those provided by other companies of comparable size engaged in similar businesses; and
•	Compensation should provide incentives that align the long-term financial interests of the Company's Executive Officers with those of its shareholders.

Compensation that was paid to the Named Executive Officers in 2010 was consistent with the above policies.  The primary responsibility of the Company’s Chief Executive Officer and its other Named Executive Officers is the enhancement of shareholder value through balancing the requirements of long term growth with the achievement of short term performance.  The contribution a Named Executive Officer has made to achieve the Company’s short term strategic performance objectives as well as that Named Executive Officer’s anticipated contribution toward long term objectives provide the basis upon which the officer’s individual compensation awards are established.

Elements of Executive Compensation

To meet its policy objectives for Named Executive Officer compensation, the Company compensated them through a combination of Base Salary, Incentive Compensation, Equity Compensation, Deferred Compensation and provided various benefits, including medical and 401(k) plans generally made available to all employees of the Company.

The determination of the Company’s Named Executive Officers’ compensation is solely within the purview of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee” or “Committee”).  In determining and assessing the appropriateness of the compensation for all named executives, the Compensation Committee solicits and considers the self assessment of each executive as to their performance against pre-established goals and objectives, the executive’s involvement in the day to day operations of the relevant business unit, as well as results of a third party compensation survey.  The third party compensation survey utilized by the Committee evaluates the compensation levels of chief executive officers at companies of similar size and geographic location within the high technology, durable group industry, as defined by the third party compensation survey, companies which are determined to be peers of the Company.

As to the chief executive specifically, the Committee also performs its own evaluation of the chief executive’s performance in light of the goals and objectives the Committee had approved for the prior fiscal year.  Other than the chief executive’s self assessment which is solicited and considered by the Compensation Committee in establishing compensation levels, the chief executive does not have any role in establishing his compensation.

Base Salary.  In setting the annual base salary of the Chief Executive Officer and in reviewing and approving the annual base salaries of the other Named Executive Officers, the Compensation Committee considered the salaries of executives in similar positions, the level and scope of responsibility, experience and performance of the Named Executive Officer, the financial performance of the Company and other overall general economic factors.

The Compensation Committee typically purchases compensation data from a national third party provider of data for salaries in the high technology group within the durable goods industry sector as reported in a nationally recognized report on executive compensation.  In 2010, in conjunction with its purchase of a membership with the Human Resource Leadership Council, a national third party resource on Human Resources related matters, the Company was provided with access to the online market database Payscale Market Rate.  This database provided the Company with real time salary information for its peer groups, disaggregated by industry, volume of revenue, total employee headcount, and geographic region.  In selecting the appropriate peer group, the Compensation Committee utilized the computer hardware/software peer group companies within the durable goods industry sector, having consolidated revenues within the range of $200 million and $300 million, full time equivalent employees within the range of 1,000 and 2,500, and located in the northeastern United States.  The Committee concluded that the aforementioned peer group was the most similar with respect to industry, operations, size and location of the Company, and would be appropriate in deriving their compensation benchmarks.

An objective of the Compensation Committee is to approve the salary for each Named Executive Officer near the average midpoint for similar positions identified in the survey, taking into account variables such as industry, company size, geographic location, and comparison of duties.  Consideration is also given to the individual performance of that Named Executive Officer, the performance of the organization over which the Named Executive Officer has responsibility, the performance of the Company and general economic conditions (with each factor being weighted as the Compensation Committee deems appropriate).

Incentive Compensation.  The purpose of the Company’s incentive compensation program for its Named Executive Officers is to provide incentive based compensation to Named Executive Officers for meeting and exceeding pre-established financial performance goals for the respective businesses under their control.  In general, the financial performance goals of the Named Executive Officers are approved by the Board of Directors.

The Company has four businesses with which it evaluates performance, Restaurants, Hotel / Spa, Government, and Logistics Management.  For 2010, the financial performance measures taken into consideration to determine an appropriate bonus for Named Executive Officers of all businesses included profit before tax, revenue, and operating cash flow.

In 2010, the annual Incentive Compensation targets for the Named Executive Officers ranged from 50% to 65% of Base Salary.  Named Executive Officers may earn from 0% to 200% of the individual target established for their business depending on actual financial performance compared to the actual goals of the operating plan.  The calculation of the award is based on performance level achievement of greater than 90% of their goals for revenue targets, and 80% of their goals of profit before tax and operating cash flow. Cash payments are made following the completion of the Corporation’s audit.

For any fiscal year, total awards paid to a business unit may not exceed an amount equal to 20% of net profit after taxes for that business (“Cap”).  Dr. Sammon is measured on the performance of the Corporation (includes all four businesses) as a whole and received incentive compensation totaling $227,700 for 2010 performance.  Mr. Soladay is measured on the performance of the Restaurant business and received incentive compensation of $277,600 for 2010 performance of that business.  Mr. Lynch received incentive compensation of $134,400 in connection with the 2010 performance of the Government business.
The incentive compensation awards (assuming that each of the three aforementioned performance objectives were achieved at 100%) that could have been paid to Dr. Sammon, as a percentage of base salary was 65%, while the percentage of base salary that could have been paid to Mssrs. Soladay and Lynch were 50%, respectively.

The incentive compensation award for Dr. Sammon was based on the performance objectives of the Corporation’s consolidated results.  The results of each performance objective and the impact on the amount of incentive compensation awarded to the aforementioned executive officers during the most recent fiscal year covered were as follows:

Revenue (represented 33.3% of the total incentive award) – For fiscal year 2010, the revenue objective was achieved by the Corporation and therefore resulted in the full 33.3% factor applied to the incentive compensation award.

Pretax Income (represented 33.3% of the total incentive award) – For fiscal year 2010, the pretax income objective was not achieved by the Corporation, and therefore did not contribute to the incentive compensation award.

Operating Cash Flow (represented 33.3% of the total incentive award) – For fiscal year 2010, the operating cash flow objective was exceeded by the Corporation, thereby resulting in a contribution factor of 200% of the 33.3% factor applied to the incentive compensation award.

Given that the revenue objective was achieved at 100% and the operating cash flow objective was exceeded at 200%, Dr. Sammon’s incentive compensation award was approximately 65% of his base salary.

The incentive compensation award (assuming that each of the three aforementioned performance objectives were achieved at 100%) that could have been paid to Mr. Soladay as a percentage of his base salary was 50%.

The incentive compensation award for Mr. Soladay was based on the performance objectives of the Restaurant business.  The result of each performance objective and the impact on the amount of incentive compensation awarded to Mr. Soladay during the most recent fiscal year was as follows:

Revenue (represented 33.3% of the total incentive award) – For fiscal year 2010, the revenue objective was exceeded by the Restaurant business, thereby resulting in a contribution factor of 200% of the 33.3% factor applied to the incentive compensation award.

Pretax Income (represented 33.3% of the total incentive award) – For fiscal year 2010, the pretax income objective was exceeded by the Restaurant business, thereby resulting in a contribution factor of 118% of the 33.3% factor applied to the incentive compensation award.

Operating Cash Flow (represented 33.3% of the total incentive award) – For fiscal year 2010, the operating cash flow objective was exceeded by the Restaurant business thereby resulting in a contribution factor of 195% of the 33.3% factor applied to the incentive compensation award.

Given that the aforementioned objectives were exceeded by the Restaurant business, Mr. Soladay’s incentive compensation award was approximately 85% of his base salary; which is in excess of the 50% of base salary award that would have been provided had all objectives been achieved at 100%.  Such award was in accordance with the pre-defined calculation for those metrics in excess of the performance objective, which was pre-approved by the Company’s Board of Directors.

The incentive compensation award (assuming that each of the three aforementioned performance objectives applicable to the Government business were achieved at 100%) that could have been paid to Mr. Lynch as a percentage of his base salary was 50%.

The incentive compensation award for Mr. Lynch was based on the performance objectives of the Government business.  The result of each performance objective and the impact on the amount of incentive compensation awarded to Mr. Lynch during the most recent fiscal year covered was as follows:

Revenue (represented 33.3% of the total incentive award) – For fiscal year 2010, the revenue objective was not achieved by the Government business, and therefore did not contribute to the incentive compensation award.

Pretax Income (represented 33.3% of the total incentive award) – For fiscal year 2010, the pretax income objective was exceeded by the Government business and resulted in 123% of the 33.3% factor applied to the incentive compensation award.

Operating Cash Flow(represented 33.3% of the total incentive award) -  For fiscal year 2010, the operating cash flow objective was exceeded by the Government business and resulted in 200% of the 33.3% factor applied to the incentive compensation award.

Given that the aforementioned objectives were exceeded by the Government business, Mr. Lynch’s incentive compensation award was approximately 54% of his base salary; which is in excess of the 50% of base salary award that would have been provided had all objectives been achieved at 100%.  Such award was in accordance with the pre-defined calculation for those metrics in excess of the performance objective, which was pre-approved by the Company’s Board of Directors.

Equity Compensation.  In keeping with its philosophy of providing long-term financial incentives that relate to improvement in long-term shareholder value, the Company may grant restricted stock awards and/or stock options to its key employees (including Named Executive Officers other than Dr. Sammon and Mr. Constantino) under the Company’s 2005 Equity Incentive Plan.  Upon review of recommendations from the Stock Option Committee, the Compensation Committee determines the key employees of the Company and its subsidiaries who shall be granted equity compensation, the type of equity compensation to be granted, the terms of the grant and the number of shares to be subject to such grants.  Grants of restricted stock awards are generally limited to the Company’s senior level employees and are used in special circumstances.

There are two types of vesting associated with restricted stock awards: Time-Only and Event/Performance.  Time-Only vesting generally occurs over a 3 to 5 year period.  Event/Performance vesting occurs upon the achievement of certain financial targets (e.g. increase in revenue, earnings per share or other metrics) so long as the event is non-subjective.  In 2010, no Restricted Stock Awards were granted to the Named Executive Officers.

Stock options (“Options”) granted under the 2005 Equity Incentive Plan may be either Incentive Stock Options as defined by the Internal Revenue Code (“Incentive Stock Options”) or Options which are not Incentive Stock Options (“Non-Qualified Stock Options”).  Option grants generally become exercisable no less than six months after the grant and expire ten (10) years after the date of the grant.  Option grants are discretionary and are reflective of the value of the recipient’s position, as well as the current performance and continuing contribution of that individual to the Company.  In 2010, no Stock Options were granted to the Named Executive Officers.

Benefits and Perquisites.  The Company provides partial payment for medical, dental and vision insurance, 401(k) plan with profit sharing and disability and life insurance benefits to its Named Executive Officers consistent with that offered generally to its employees. In addition, Named Executive Officers are provided a limited number of perquisites whose primary purpose is to minimize distractions from the executives’ attention to important Company objectives.  The Company provides an automobile or automobile allowance and payment of country club dues, all of which are quantified in the Summary Compensation Table on page 21.

Retirement Plans

PAR Technology Corporation Retirement Plan.  The Named Executive Officers are eligible to participate in the PAR Technology Corporation Retirement Plan (the “Retirement Plan”).  The Plan has a deferred profit-sharing component that covers substantially all the employees of the Company including the Named Executive Officers.  The Company’s annual profit sharing contribution to the Retirement Plan is at the discretion of the Board.  The Retirement Plan also contains a 401(k) provision that allows employees to contribute a percentage of their salary, pre-tax, up to certain tax code limitations.  The Company matches the deferrals of all participants in the Retirement Plan, including the Named Executive Officers, at the rate of 10%.

Deferred Compensation.  The Company sponsors a Non-Qualified Deferred Compensation Plan for a select group of highly compensated employees that includes the Named Executive Officers.  Participants may make voluntary deferrals of their salary to the plan in excess of tax code limitations that apply to the Company's Retirement Plan.  The Company also has the sole discretion to make employer contributions to the plan on behalf of the participants, though it did not make any employer contributions in 2010.

Compliance with Internal Revenue Code Section 162(m).  Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the Named Executive Officers of a publicly held company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m).  The Company’s primary objective in designing and administering its compensation policies is to support and encourage the achievement of the Company’s long-term strategic goals and to enhance stockholder value.  In general, stock options granted under the Company’s 2005 Equity Incentive Plan are intended to qualify under and comply with the “performance based compensation” exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives at the time of exercise of such stock options.  Because salary and bonuses paid to Named Executive Officers have been below the $1,000,000 threshold, the Committee has elected, at this time, to retain discretion over bonus payments, rather than to ensure that payments of salary and bonus in excess of $1,000,000 are deductible.  The Committee intends to review periodically the potential impacts of Section 162(m) in structuring and administering the Company’s compensation programs.

Role of Executive Officers

The Company’s Chief Financial Officer takes direction from and brings suggestions to the Compensation Committee on compensation matters for the Named Executive Officers.  He oversees the actual formulation of plans incorporating the suggestions of the Compensation Committee.  He provides information to the Compensation Committee on how employees are evaluated and the overall results of the evaluations.  He assists the Chair of the Compensation Committee in preparing the agenda for its meetings.

The Company’s Chief Executive Officer reports on his evaluations of the senior executives, including the other Named Executive Officers.  He makes compensation recommendations for the other Named Executive Officers with respect to base salary and annual and long-term incentives which are the basis of discussion with the Compensation Committee. The Chief Financial Officer meets with the Compensation Committee to discuss and evaluate the financial implications of compensation related decisions.

Severance Policy

The Company does not have a formal severance plan but as a matter of policy provides severance for its employees in circumstances such as when an employee’s position is eliminated.  All employees, including the Named Executive Officers, are covered by the policy and payments are based on level of responsibility, seniority and/or length of service.  The Company has no other termination arrangements with any of the Named Executive Officers except as follows:

o
Paul B. Domorski.  Under the employment arrangement with Mr. Domorski, termination without cause prior to April 26, 2015 or termination by Mr. Domorski for good reason as defined in his agreement, would trigger immediate vesting of 50% of any unvested stock options received as part of his options received upon hire.  Immediate vesting of all unvested equity interests would be triggered by any change of control situation as defined in his agreement.  Mr. Domorski would receive severance payments as follows:

o
In the event of termination without cause prior to April 26, 2013, severance would be the sum of a) the greater of one year of Mr. Domorski’s annual base salary (currently $400,000) or the amount of his annual base salary for the period commencing on the termination date through April 25, 2013 and b) an amount equal to the prior year’s annual cash bonus, if any, paid to him.

o
In the event of termination by Mr. Domorski for good reason as defined in his agreement, termination without cause on or after April 26, 2013 or as a result of a change of control situation approved by the Board, severance would be the sum of Mr. Domorski’s annual base salary (currently $400,000) and an amount equal to the prior year’s annual cash bonus, if any, paid to him.

o
In the event of termination resulting from a change of control not approved by the Board, severance would be three times the sum of Mr. Domorski’s annual base salary (currently $400,000) and an amount equal to the prior year’s annual cash bonus, if any, paid to him.

Such payments would be subject to and conditioned upon execution of a mutually agreeable separation agreement which would include an agreement as to how the severance payments would be made, a mutual release of claims and Mr. Domorski’s compliance with non-compete, non-solicitation and confidentiality obligations.

Summary Compensation Table

The following table provides information concerning the compensation of the Company’s Chief Executive Officer and the two other most highly compensated executive officers (the “Named Executive Officers”) for fiscal 2010 and 2009.  For a complete understanding of the table, please read the narrative disclosures that follow the table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Dr. John W. Sammon Chairman, President and Chief Executive Officer, PAR Technology Corporation	2010	355,591	--	--	--	227,700	--	26,753(7)	610,044
	2009	355,591	--	--	--	71,900	--	23,795(7)	451,286

Stephen P. Lynch President, PAR Government Systems Corporation and Rome Research Corporation	2010	250,000	--	--	--	134,400	51,970	8,981	445,351
	2009	250,000	--	--	22,693	133,500	46,650	2,835	455,678

A. Edwin Soladay President, ParTech, Inc	2010	325,000	--	--	--	277,600	4,329	20,310(8)	627,239
	2009	325,000	--	--	294,938	--	2,139	12,335(8)	634,412

(1)
Amounts reported in column (c) reflect base salaries paid to each of the Named Executive Officers for the listed fiscal year.  Amounts shown are not reduced to reflect the Named Executive Officer’s elections, if any, to defer receipt of salary into the Company’s Deferred Compensation Plan.

(2)
The dollar amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.    Assumptions made in these valuations are discussed in Note 6 to the Company’s 2010 Consolidated Financial Statement included in the Company’s Annual Report on 10-K filed with the SEC on March 16, 2011.  There can be no assurance that the grant date fair value amounts will be realized.

(3)
The dollar amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.    Assumptions made in these valuations are discussed in Note 6 to the Company’s 2010 Consolidated Financial Statement included in the Company’s Annual Report on 10-K filed with the SEC on March 16, 2011.  There can be no assurance that the grant date fair value.  The actual value of the option awards will depend on the difference between the market value of the Company’s Common Stock on the date the stock option is exercised and the exercise price.

(4)
Amounts reported in column (g) represent the amounts paid under the Incentive Compensation element of the Company’s Executive Compensation Plan during the years indicated in respect of service performed during those years.  A description of the Incentive Compensation element is contained in the section entitled “Incentive Compensation” on page 17.  Amounts shown are not reduced to reflect the Named Executive Officer’s elections, if any, to defer receipt of salary into the Deferred Compensation Plan.

(5)
Amounts reported in column (h) consist of above-market or preferential earnings during years indicated on compensation that was deferred in or prior to such years under the PAR Technology Corporation Deferred Compensation Plan.

(6)
In addition to any perquisites identified for the individual Named Executive Officers, the amounts reported in column (i) consists of Company contributions to the Company’s qualified plan and matching contribution to the 401(k); and imputed income on Company payment of term life insurance premiums as determined under the Internal Revenue Code.

(7)	Includes payments made on Dr. Sammon’s behalf for club memberships of $10,737 in 2009 and $10,728 in 2010.
(8)	Includes automobile allowance of $7,200 in 2009 and 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the Named Executive Officers at fiscal year-end, December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Share or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Awards: Market or Payout Value of Unearned Shares Units or Other Rights that Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Dr. John W. Sammon	0	0	0	0	0	0	0	0	0
Steven P. Lynch	13,000(1) 2,000(2)	7,000(1) 8,000(2)	0	$6.25 $4.73	01/08/18 02/24/19	125	714	0	0
A. Edwin Soladay	89,000(3)	36,000(3)	0	$5.68	01/02/19	0	0	0	0

(1)
These options were granted on January 8, 2008.  The options vested 20% on the six-month anniversary of the grant date; with the remainder vesting in equal quarterly installments over the next 48 months.

(2)	These options were granted on February 24, 2009. The options vest 20% annually over a five-year period.
(3)
These options were granted on January 2, 2009.  Of these options, 50,000 vested on January 2, 2009, 19,000 vested on December 31, 2009 and 20,000 vested on December 31, 2010.  Pursuant to the terms of the grant, vesting of the options ceased upon the death of Mr. Soladay.

Equity Compensation Plan Information

The following table shows the number of equity securities that are authorized for issuance under the Company’s equity incentive plans, differentiated by those compensation plans that have been previously approved by shareholders and those compensation plans that have not been previously approved by shareholders.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-Average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	571,000	$5.47	508,000
Equity compensation plans not approved by security holders	0	0	0
Total	571,000	$5.47	508,000

Transactions with Related Persons

For the period beginning January 1, 2010 and ending March 31, 2011, there were no transactions, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest, except for the following:

•
John W. Sammon, III, and Karen E. Sammon, both members of the immediate family of Dr. John W. Sammon, the Company’s Chairman of the Board, President and Chief Executive Officer, are principals in Sammon and Sammon, LLC, doing business as Paragon Racquet Club.  Paragon Racquet Club currently leases a portion of the Company’s facilities at New Hartford, New York on a month to month basis at the base rate of $9,775.  The Company provides membership to this facility to all local employees.

•
John W. Sammon, III, a member of Dr. Sammon’s immediate family, was an employee of PAR Logistics Management Systems Corporation, a subsidiary of the Company, during 2010 where he served as President.  Mr. Sammon’s compensation for 2010 was $157,900 which was commensurate with that of his peers.

Policies and Procedures With Respect to Related Party Transactions

The Company’s written Policy on Related Party Transactions requires Controllers of all subsidiaries to review on a quarterly basis all transactions and potential transactions for related party involvement.  All identified transactions, if any, are reported to the Company’s Chief Financial Officer and the Corporation’s legal counsel.  Approval or ratification by the Nominating & Corporate Governance Committee is for any transaction or series of transactions exceeding $120,000 in which the Company is a participant and any related person has a material interest.  Related persons would include the Company’s Directors and executive officers and their immediate family members as well as any person known to be the beneficial owner of more than 5% of PAR’s common stock.

Under the Company’s Corporate Governance Guidelines and Code of Business Conduct & Ethics, all Directors and executive officers and employees of the Company have a duty to report up the chain, which includes reports to the Company’s Compliance Officer and to the Nominating and Corporate Governance Committee or Audit Committee, potential conflicts of interests, including transactions with related persons. All related party transactions, other than compensation arrangements, expense allowances and other similar items in the ordinary course of business shall be disclosed in the Company’s financial statements.  Compensation paid by the Company for service to an employee, even if the aggregate amount involved exceeds $120,000 are not reviewed by the Nominating and Corporate Governance or Audit Committees unless the Compliance Officer, Chief Financial Officer or legal counsel believe such compensation to be inconsistent with peers of the related party within the Company or the Company’s compensation practices in general.

OTHER MATTERS

Other than as described in the materials of this Proxy Statement, the Board knows of no matters that will be presented at the Annual Meeting for action by shareholders.  However, if any other matters properly come before the Meeting, or any postponement or adjournment thereof, the persons acting by authorization of the proxies will vote thereon in accordance with their judgment.

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.”  This means that we are referring shareholders to information that has previously been filed with the SEC and the information should be considered as part of the particular filing.  As provided under SEC regulations, the “Report of the Audit Committee” and the “Compensation Discussion and Analysis” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC.  In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only.  The information on these websites is not part of this Proxy Statement.

AVAILABLE INFORMATION

The Company’s Annual Report on Form 10-K can be located with the Proxy Materials at http://www.partech.com/en/about/investor/par-annual-reports.html, as well as with the Company’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, which are available under the SEC Filings link on our website http://www.partech.com/ptc/ptc-ir-front2.cfm as soon as reasonably practicable after PAR electronically files such reports with, or furnishes those reports to, the Securities and Exchange Commission. PAR's Corporate Governance Guidelines, Board of Directors committee charters (including the charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee) and code of ethics entitled “Code of Business Conduct and Ethics” also are available at that same location on our website. Stockholders can receive free printed copies of these documents by directing a written or oral request to: PAR Technology Corporation; Attention: Investor Relations; PAR Technology Park; 8383 Seneca Turnpike; New Hartford, NY  13413-4991; 315-738-0600; http://www.partech.com/ptc/rfi-form.cfm.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING
Shareholders may submit proposals on matters appropriate for shareholder action at the Company’s Annual Meetings consistent with the regulations adopted by the SEC and the By-Laws of the Company.  To be considered for inclusion in next year’s Proxy Statement and form of proxy relating to the 2012 Annual Meeting, any shareholder proposals must be received at the Company’s general offices no later than the close of business on January 16, 2012.  If a matter of business is received by April 1, 2012, the Company may include it in the Proxy Statement and form of proxy and, if it does, it may use its discretionary authority to vote on the matter.  For matters that are not received by April 1, 2012, the Company may use its discretionary voting authority when the matter is raised at the Annual Meeting, without inclusion of the matter in its Proxy Statement.  Proposals should be addressed to Gregory T. Cortese, Secretary; PAR Technology Corporation; PAR Technology Park; 8383 Seneca Turnpike; New Hartford, New York 13413-4991.  The Company recommends all such submissions be sent by Certified Mail - Return Receipt Requested.

BY ORDER OF THE BOARD OF DIRECTORS

Gregory T. Cortese
Secretary

May 18, 2011

Directions to The New York Palace Hotel
455 Madison Avenue; New York, NY  10022
212-888-7000

From Westchester:
Take the Saw Mill River Parkway South. Follow the signs to the Henry Hudson Parkway South. Follow the Henry Hudson Parkway South to 50th Street (Manhattan). Exit onto 50th Street and follow across town to Madison Avenue. The New York Palace is located on 50th Street between Madison and Park Avenues.

From New Jersey Turnpike (Lincoln Tunnel):
Go North on the New Jersey Turnpike (Interstate 95 North) to Exit 16 E for the Lincoln Tunnel (pay toll).  Follow directions into the Lincoln Tunnel (pay toll). Upon exiting the tunnel bear left for “Uptown” and proceed two blocks to 42nd Street. Turn left onto 42nd Street. Turn right on 10th Avenue. Continue North to 50th Street; turn right onto 50th Street.  Follow 50th Street across town traveling East to Madison Avenue. The New York Palace is located on 50th Street between Madison and Park Avenues.

From New England Via Triboro Bridge/95 South/Hutchinson River Parkway:
Follow signs to the Triboro Bridge. Follow all signs for Manhattan/FDR South (pay toll). Take the FDR South. Exit onto 49th Street. Follow 49th Street to 6th Avenue. Turn right on 6th Avenue. Turn right onto 50th Street.  The New York Palace is located on 50th Street between Madison and Park Avenues.

From Midtown Tunnel / Long Island Expressway:
Enter the Queens Midtown Tunnel (pay toll).  Upon exiting the tunnel bear right to 37th Street (Uptown sign). Follow 37th Street to 3rd Ave. Turn right onto 3rd Avenue to 51st Street and turn left onto 51st Street.  The New York Palace is located on 51st Street between Park and Madison Avenues.

Microsoft® MapPoint®
455 Madison Ave,
New York, NY 10022
Central Park
Bryant Park
Manhattan
Subway-57th St-N,R
Subway-7th Ave-B,D,E
Subway-5th Ave-E,F
Subway-51st St-E,F
Center Dr
65th St
W 56th St
W 57th St
W 59th St
W 55th St
W 54th St
W 53rd St
W 52nd St
W 50th St
W 49th St
W 48th St
W 51st St
W 56th St
W 58th St
W 47th St
W 46th St
W 45th St
W 44th St
W 43rd St
W 42nd St
W 41st St
W 40th St
W 39th St
W 38th St
W 37th St
W 36th St
W 35th St
W 34th St
W 33rd St
W 32nd St
W 31st St
10th Ave
9th Ave
8th Ave
7th Ave
6th Ave
5th Ave
Broadway
Park Ave
Lexington Ave
3rd Ave
2nd Ave
1st Ave
E 65th St
E 63rd St
E 62nd St
E 60th St
E 59th St
E 61st St
E 60th St
E 57th St
E 56th St
E 68th St
E 69th St
E 67th St
E 66th St
E 64th St
E 62nd St
E 61st St
E 60th St
E 58th St
E 55th St
E 54th St
E 53rd St
E 52nd St
E 51st St
E 50th St
E 48th St
E 53rd St
E 47th St
E 46th St
E 45th St
E 44th St
E 43rd St
E 42nd St
E 41st St
E 40th St
E 39th St
E 38th St
E 37th St
E 36th St
E 35th St
E 44th St
E 43rd St
E 41st St
E 39th St
FDR Dr N
FDR Dr S
11
10
8
©2005 Microsoft Corp ©2004 NAVTEQ, and/or GDT, Inc.